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Exhibit Number 26(k)


Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2908
www.securian.com
651.665.3500


April 25, 2019


Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101


RE:   Minnesota Life Insurance Company
      Minnesota Life Individual Variable Universal Life Account
      Post-Effective Amendment Numbers 30 and 83
      File Numbers 333-144604 and 811-22093


Gentlepersons:


In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Individual Variable Universal Life Account (the "Account") in connection with the Post Effective Amendment Numbers 30 and 83 to its Registration Statement on Form N-6. This Post Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, with respect to certain variable life insurance policies (Securities and Exchange Commission File Numbers 333-144604 and 811-22093).


Based upon that review, I am of the following opinion:


     1. The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and


     2. The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,


/s/ Alison J. Lehman


Alison J. Lehman
Associate Counsel

AJL:mab